Exhibit 99.1

Aptar Reports Second Quarter 2020 Results

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 30, 2020--AptarGroup, Inc. (NYSE:ATR) today reported second quarter results for 2020 and provided an update related to COVID-19 including the Company’s ability to supply essential products for critical industries and continued health and safety measures being implemented across its global facilities.

Second Quarter 2020 Summary

  Reported sales and core sales decreased 6% primarily due to the negative effects of COVID-19 on the beauty and beverage markets as well as passing on lower resin costs; negative currency effects were offset by contributions coming from acquisitions
  Reported sales growth of 7% and core sales growth of 6% in our Pharma segment was offset by decreases in reported sales and core sales in our Beauty + Home and Food + Beverage segments
  “Thank You Award” costs of $3.6 million (pretax) were included in second quarter reported and adjusted earnings; this one-time Award was granted to employees who made it possible for Aptar to continue to supply critical infrastructure industries during the initial phases of the COVID-19 crisis
  Reported earnings per share totaled $0.63 (a decrease of 44% compared to the prior year)
  Adjusted earnings per share totaled $0.80 (a decrease of 30% compared to the prior year)
  Reported net income totaled $42 million (a decrease of 43% compared to the prior year)
  Adjusted EBITDA totaled $137 million (a decrease of 15% compared to the prior year)
  Cash flow from operations was $228 million in the first half of 2020 (an increase of 3% compared to the prior year)
  Free cash flow was $105 million in the first half of 2020 (an increase of 9% compared to the prior year)
  Declared quarterly dividend of $0.36 per share
  Subsequent to the end of the quarter, Kimberly Y. Chainey joined Aptar as EVP General Counsel and is a member of the Executive Committee

COVID-19 Update

“We are proud to live up to our purpose and responsibility to society. Most of the products and solutions we make at Aptar play an important role in everyday life, maybe now more than ever,” said Stephan Tanda, Aptar President and CEO. “We all have these products in our homes, dispensing the medicines we take, the food we consume, and the beauty, personal care and household products we count on to get us through the day.”

Aptar is an essential supply chain partner, supporting industries such as pharmaceuticals and consumer products in the 20 countries in which we operate. Aptar’s facilities remain open and operating, albeit some at reduced capacity. “Our people have shown extreme perseverance and commitment to deliver our critical solutions to our customers during this time,” stated Tanda. “We are working very closely with our customers and remain flexible to meet their changing needs while maintaining execution capabilities for the upturn. We have received numerous expressions of appreciation from customers, thanking our people for rising to this challenge, and we will continue to do so while we focus on health and safety as our number one priority.”

Aptar continues to take strong health and safety measures across its global operations. The Company is providing masks to all employees working in its facilities and has escalated cleaning and sanitizing procedures. All employees are invited to a regular cadence of COVID-19 Town Hall calls and Aptar has issued a new remote and flexible work arrangement policy to ensure a minimum number of employees working in the office during this time.

Aptar is closely monitoring the changing dynamics around the world as countries continue to reopen their economies. The initial re-openings in many regions resulted in improved demand for some of Aptar’s products toward the end of the second quarter. While there has been positive recovery momentum in many countries, the recent rise in confirmed cases of COVID-19, especially in the U.S., has caused several local governments to reinstitute confinement protocols and this could impact the pace of economic recovery in the U.S. and elsewhere.

Second Quarter Results

For the quarter ended June 30, 2020, reported sales decreased 6% to $699 million compared to $743 million in the prior year. The headwinds from changes in currency rates were completely offset by revenue generated by recent acquisitions and therefore core sales also declined 6%.

Second Quarter Segment Sales Analysis (Change Over Prior Year)
	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Core Sales Growth	(13%)	6%	(15%)	(6%)
Acquisitions	4%	2%	0%	3%
Currency Effects (1)	(3%)	(1%)	(2%)	(3%)
Total Reported Sales Growth	(12%)	7%	(17%)	(6%)

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Tanda said, “Our Pharma segment had another strong quarter, which partially offset declines in our Beauty + Home and Food + Beverage segments. Demand for our drug delivery and active packaging solutions rose across a variety of non-COVID-19 applications, further underscoring the long-term stability of our Pharma segment. Although demand increased for sanitizer dispensers, the beauty and the on-the-go beverage markets continued to be under significant pressure due to negative effects of COVID-19. Cost containment efforts contributed to our bottom line but were not enough to offset the negative effects from lower volumes caused by COVID-19.”

In the Pharma segment, sales increased to customers in the injectables, consumer health care and active packaging markets and offset declines in the prescription market, which faced challenging comparisons to the very strong prior year. In the Beauty + Home segment, the significant negative effects of COVID-19 on the beauty market were partially offset by an increase in sales to the personal care market related to hand sanitizers and liquid soaps. As retailers began to reopen in June, sales increased toward the end of the quarter to certain Beauty + Home customers. In the Food + Beverage segment, weak demand for single-serve premium bottled water and on-the-go functional drink products, due to COVID-19, resulted in significant sales declines in the beverage market. Also, lower custom tooling sales and the effects of passing through lower resin prices to customers also impacted the segment’s overall growth.

Aptar reported second quarter earnings per share of $0.63 compared to $1.12 during the same period a year ago. Current year adjusted earnings per share, excluding restructuring expenses and acquisition-related costs, were $0.80 and down 30% from the prior year adjusted earnings per share, including comparable exchange rates, of $1.14. Aptar recorded $3.6 million of pretax expense related to a one-time Thank You Award for our employees who contributed to our ability to supply critical solutions during the initial phases of the COVID-19 pandemic.

Year-to-Date Results

For the six months ended June 30, 2020, reported sales decreased approximately 4% to $1.42 billion from $1.49 billion a year ago. The headwinds from changes in currency rates were completely offset by revenue generated by recent acquisitions and therefore core sales also declined 4%.

Six Months Year-to-Date Segment Sales Analysis (Change Over Prior Year)
	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Core Sales Growth	(11%)	6%	(9%)	(4%)
Acquisitions	2%	3%	0%	2%
Currency Effects (1)	(3%)	(1%)	(2%)	(2%)
Total Reported Sales Growth	(12%)	8%	(11%)	(4%)

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Tanda commented on the year-to-date results, “Our Pharma segment continued to report strong year-over-year core sales growth. Our Beauty + Home and Food + Beverage segments experienced a more difficult first half of the year primarily due to the impacts of COVID-19, however we saw progressive signs of improvement for Beauty + Home since the low point in April. Beauty + Home was negatively impacted by reduced orders due to lower prestige beauty sales. Food + Beverage experienced a decline due to lower on-the-go beverage and food service sales due to many people dining at home and the passing through of lower resin costs to customers.”

For the six months year-to-date, Aptar’s reported earnings per share were $1.47, and down 29%, compared to $2.08 reported a year ago. Current year adjusted earnings per share, which exclude restructuring costs and acquisition-related expenses, were $1.72 and down 21% from prior year adjusted earnings per share, including comparable exchange rates, of $2.18.

Strong Cash Flow

The Company generated $228 million of cash flow from operations in the first half of the year, an increase of 3% over $221 million in the prior year. The company generated $105 million of free cash flow (cash flow from operations less capital expenditures) for the first half of 2020, an increase of 9% over $96 million in the prior year, primarily due to a focus on working capital management. Tanda commented, “Despite lower net income, we were able to increase cash flow over the prior year. We continue to invest in our business for the long-term and our balance sheet remains strong.”

Outlook

“There is economic uncertainty in some of our markets, driven in part by the recent spike in COVID-19 cases in many regions of the world. We expect to see gradual improvement in the second half of the year although this will be heavily dependent on the pace and breadth of the resumption of travel activity, the reopening of retail stores and general consumer spending confidence,” said Tanda.

Aptar expects earnings per share for the third quarter of 2020, excluding any restructuring expenses and acquisition-related costs, to be in the range of $0.80 to $0.88. This guidance is based on an effective tax rate range of 28% to 30%.

Cash Dividend

As previously announced, the Board declared a quarterly cash dividend of $0.36 per share. The payment date is August 19, 2020, to stockholders of record as of July 29, 2020.

Open Conference Call

There will be a conference call on Friday, July 31, 2020 at 8:00 a.m. Central Time to discuss the Company’s second quarter results for 2020. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

About Aptar

Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active packaging solutions. Aptar uses insights, design, engineering and science to create dosing, dispensing and protective packaging technologies for the world’s leading brands, in turn making a meaningful difference in the lives, looks, health and homes of millions of people around the world. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home, food and beverage. Aptar is headquartered in Crystal Lake, Illinois and has 14,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related expenses and certain purchase accounting adjustments related to acquisitions and investments. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measure our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release and statements regarding the anticipated impact of the COVID-19 pandemic. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: outbreaks of pandemics, including the impact of the COVID-19 pandemic on our global supply chain and our global customers and operations; the successful integration of acquisitions and the achievement of the expected benefits of acquisitions and investments; the impact of tax reform legislation including changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; the execution of the business transformation plan; economic conditions worldwide including potential deflationary or inflationary conditions or economic downturn or uncertainty in regions we rely on for growth as a result of the COVID-19 pandemic or otherwise; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations; direct or indirect consequences of acts of war or terrorism; and work stoppages due to labor disputes. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net Sales	$699,305	$742,661	$1,420,858	$1,487,121
Cost of Sales (exclusive of depreciation and amortization shown below)	441,702	469,441	892,958	938,573
Selling, Research & Development and Administrative	123,365	113,752	249,557	234,967
Depreciation and Amortization	56,429	47,867	107,235	95,356
Restructuring Initiatives	7,331	1,737	12,170	11,267
Operating Income	70,478	109,864	158,938	206,958
Other Income/(Expense):
Interest Expense	(8,734)	(8,756)	(17,122)	(17,970)
Interest Income	175	1,033	350	2,781
Equity in Results of Affiliates	(328)	9	(1,127)	(86)
Miscellaneous, net	(923)	(49)	(2,335)	417
Income before Income Taxes	60,668	102,101	138,704	192,100
Provision for Income Taxes	18,808	28,180	41,594	55,180
Net Income	$41,860	$73,921	$97,110	$136,920
Net Income Attributable to Noncontrolling Interests	(21)	(6)	(18)	(1)
Net Income Attributable to AptarGroup, Inc.	$41,839	$73,915	$97,092	$136,919
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.65	$1.16	$1.51	$2.17
Diluted	$0.63	$1.12	$1.47	$2.08

Average Numbers of Shares Outstanding:
Basic	64,262	63,471	64,135	63,219
Diluted	66,384	66,232	66,246	65,842

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	June 30, 2020	December 31, 2019
ASSETS

Cash and Equivalents	$247,656	$241,970
Receivables, net	575,655	558,428
Inventories	381,939	375,795
Other Current Assets	138,321	115,048
Total Current Assets	1,343,571	1,291,241
Net Property, Plant and Equipment	1,097,920	1,087,678
Goodwill	861,928	763,461
Other Assets	510,597	419,739
Total Assets	$3,814,016	$3,562,119

LIABILITIES AND EQUITY

Short-Term Obligations	$217,079	$110,247
Accounts Payable, Accrued and Other Liabilities	612,688	573,028
Total Current Liabilities	829,767	683,275
Long-Term Obligations	1,082,742	1,085,453
Deferred Liabilities	255,521	221,139
Total Liabilities	2,168,030	1,989,867

AptarGroup, Inc. Stockholders' Equity	1,645,631	1,571,916
Noncontrolling Interests in Subsidiaries	355	336
Total Equity	1,645,986	1,572,252

Total Liabilities and Equity	$3,814,016	$3,562,119

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended
	June 30, 2020

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$699,305	299,786	301,259	98,260	-	-

Reported net income	$41,860
Reported income taxes	18,808
Reported income before income taxes	60,668	(12,755)	85,467	8,519	(12,004)	(8,559)
Adjustments:
Restructuring initiatives	7,331	7,324	(111)	75	43
Transaction costs related to acquisitions	3,207	3,207
Purchase accounting adjustments related to acquisitions and investments	3,252	2,959	293
Adjusted earnings before income taxes	74,458	735	85,649	8,594	(11,961)	(8,559)
Interest expense	8,734					8,734
Interest income	(175)					(175)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	83,017	735	85,649	8,594	(11,961)	-
Depreciation and amortization	56,429	25,939	18,617	9,191	2,682	-
Purchase accounting adjustments included in Depreciation and amortization above	(2,867)	(2,700)	(167)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$136,579	$23,974	$104,099	$17,785	$(9,279)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.5%	8.0%	34.6%	18.1%

	Three Months Ended
	June 30, 2019

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$742,661	342,080	281,939	118,642	-	-

Reported net income	$73,921
Reported income taxes	28,180
Reported income before income taxes	102,101	26,813	84,425	12,195	(13,609)	(7,723)
Adjustments:
Restructuring initiatives	1,737	1,259	(113)	112	479
Transaction costs related to acquisitions	1,059		1,059
Purchase accounting adjustments related to acquisitions and investments	222		222
Adjusted earnings before income taxes	105,119	28,072	85,593	12,307	(13,130)	(7,723)
Interest expense	8,756					8,756
Interest income	(1,033)					(1,033)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	112,842	28,072	85,593	12,307	(13,130)	-
Depreciation and amortization	47,867	20,673	16,057	8,637	2,500	-
Purchase accounting adjustments included in Depreciation and amortization above	(222)		(222)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$160,487	$48,745	$101,428	$20,944	$(10,630)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.6%	14.2%	36.0%	17.7%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Six Months Ended
	June 30, 2020

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$1,420,858	624,346	598,455	198,057	-	-

Reported net income	$97,110
Reported income taxes	41,594
Reported income before income taxes	138,704	(5,647)	175,321	14,481	(28,679)	(16,772)
Adjustments:
Restructuring initiatives	12,170	12,231	(142)	178	(97)
Transaction costs related to acquisitions	4,591	4,591
Purchase accounting adjustments related to acquisitions and investments	4,642	3,221	1,421
Adjusted earnings before income taxes	160,107	14,396	176,600	14,659	(28,776)	(16,772)
Interest expense	17,122					17,122
Interest income	(350)					(350)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	176,879	14,396	176,600	14,659	(28,776)	-
Depreciation and amortization	107,235	46,525	36,508	18,533	5,669	-
Purchase accounting adjustments included in Depreciation and amortization above	(3,367)	(2,700)	(667)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$280,747	$58,221	$212,441	$33,192	$(23,107)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.8%	9.3%	35.5%	16.8%

	Six Months Ended
	June 30, 2019

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$1,487,121	709,739	554,640	222,742	-	-

Reported net income	$136,920
Reported income taxes	55,180
Reported income before income taxes	192,100	50,994	165,683	19,911	(29,299)	(15,189)
Adjustments:
Restructuring initiatives	11,267	9,528	213	622	904
Transaction costs related to acquisitions	1,059		1,059
Purchase accounting adjustments related to acquisitions and investments	222		222
Adjusted earnings before income taxes	204,648	60,522	167,177	20,533	(28,395)	(15,189)
Interest expense	17,970					17,970
Interest income	(2,781)					(2,781)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	219,837	60,522	167,177	20,533	(28,395)	-
Depreciation and amortization	95,356	41,414	31,830	17,102	5,010	-
Purchase accounting adjustments included in Depreciation and amortization above	(222)		(222)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$314,971	$101,936	$198,785	$37,635	$(23,385)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.2%	14.4%	35.8%	16.9%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Income before Income Taxes	$60,668	$102,101	$138,704	$192,100

Adjustments:
Restructuring initiatives	7,331	1,737	12,170	11,267
Transaction costs related to acquisitions	3,207	1,059	4,591	1,059
Purchase accounting adjustments related to acquisitions and investments	3,252	222	4,642	222
Foreign currency effects (1)		(1,136)		(3,348)
Adjusted Earnings before Income Taxes	$74,458	$103,983	$160,107	$201,300

Provision for Income Taxes	$18,808	$28,180	$41,594	$55,180

Adjustments:
Restructuring initiatives	1,503	488	2,702	3,166
Transaction costs related to acquisitions	481	53	689	53
Purchase accounting adjustments related to acquisitions and investments	727	42	1,026	42
Foreign currency effects (1)		(314)		(962)
Adjusted Provision for Income Taxes	$21,519	$28,449	$46,011	$57,479

Net Income Attributable to Noncontrolling Interests	$(21)	$(6)	$(18)	$(1)

Net Income Attributable to AptarGroup, Inc.	$41,839	$73,915	$97,092	$136,919

Adjustments:
Restructuring initiatives	5,828	1,249	9,468	8,101
Transaction costs related to acquisitions	2,726	1,006	3,902	1,006
Purchase accounting adjustments related to acquisitions and investments	2,525	180	3,616	180
Foreign currency effects (1)		(822)		(2,386)
Adjusted Net Income Attributable to AptarGroup, Inc.	$52,918	$75,528	$114,078	$143,820

Average Number of Diluted Shares Outstanding	66,384	66,232	66,246	65,842

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.63	$1.12	$1.47	$2.08

Adjustments:
Restructuring initiatives	0.09	0.02	0.14	0.12
Transaction costs related to acquisitions	0.04	0.01	0.06	0.02
Purchase accounting adjustments related to acquisitions and investments	0.04	-	0.05	-
Foreign currency effects (1)		(0.01)		(0.04)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.80	$1.14	$1.72	$2.18

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net Cash Provided by Operations	$142,653	$143,504	$227,686	$221,140

Less:
Capital Expenditures	$61,361	$73,032	$122,986	$124,774
Free Cash Flow	$81,292	$70,472	$104,700	$96,366

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending
	September 30,
	Expected 2020	2019

Income before Income Taxes		$82,273

Adjustments:
Restructuring initiatives		6,019
Transaction costs related to acquisitions		708
Purchase accounting adjustments related to acquisitions and investments		647
Foreign currency effects (1)		2,225
Adjusted Earnings before Income Taxes		$91,872

Provision for Income Taxes		$25,504

Adjustments:
Restructuring initiatives		1,691
Transaction costs related to acquisitions		101
Purchase accounting adjustments related to acquisitions and investments		123
Foreign currency effects (1)		690
Adjusted Provision for Income Taxes		$28,109

Net Income Attributable to Noncontrolling Interests		$(19)

Net Income Attributable to AptarGroup, Inc.		$56,750

Adjustments:
Restructuring initiatives		4,328
Transaction costs related to acquisitions		607
Purchase accounting adjustments related to acquisitions and investments		524
Foreign currency effects (1)		1,535
Adjusted Net Income Attributable to AptarGroup, Inc.		$63,744

Average Number of Diluted Shares Outstanding		66,702

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$0.85

Adjustments:
Restructuring initiatives		0.06
Transaction costs related to acquisitions		0.01
Purchase accounting adjustments related to acquisitions and investments		0.01
Foreign currency effects (1)		0.02
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.80 - $0.88	$0.95

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of June 30, 2020, with the exception of the euro for which a 1.15 rate was used.
(2) AptarGroup’s expected earnings per share range for the third quarter of 2020 is based on an effective tax rate range of 28% to 30%.
This tax rate range compares to our third quarter of 2019 effective tax rate of 31% on reported and adjusted earnings per share.

Contacts

Investor Relations Contact:
Matt DellaMaria
matt.dellamaria@aptar.com
815-479-5530

Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671